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                                                                      Exhibit 23







                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Prospectuses constituting part of GenCorp Inc.'s Post-Effective Amendment No. 1 to Registration Statement No. 2-80440 on Form S-8 and Post-Effective Amendment No. 4 to Registration Statement No. 2-66840 on Form S-8 pertaining to the Profit Sharing Retirement and Savings Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies of our report dated April 18, 2000, with respect to the financial statements of the Profit Sharing Retirement and Savings Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies included in this Annual Report on Form 11-K for the year ended October 31, 1999.

                                        Ernst & Young LLP

Sacramento, California
April 28, 2000

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